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                                                                    EXHIBIT 11.1

                       INTEGRATED SENSOR SOLUTIONS, INC.
                STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                                                   SIX MONTHS ENDED
                                                                   YEARS ENDED SEPTEMBER 30,        SEPTEMBER 30,
                                                                -------------------------------  --------------------
                                                                  1995       1996       1997       1996       1997
                                                                ---------  ---------  ---------  ---------  ---------
Historical:

Net income (loss).............................................  $  (1,116) $    (751) $  (2,629) $  (1,318) $     104
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Computation of shares outstanding:
  Weighted average common shares outstanding..................        828      1,075      1,171      1,113      1,281
  Common equivalent shares from dilutive preferred stock......     --         --         --         --          2,131
  Common equivalent shares from dilutive common stock options
    and warrants..............................................     --         --         --         --            287
  Shares related to SAB No. 55, 64 and 83.....................      1,356      1,356      1,356      1,356      1,356
                                                                ---------  ---------  ---------  ---------  ---------
Shares used in historical per share calculations..............      2,184      2,431      2,527      2,469      5,055
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Historical net income (loss) per share........................  $   (0.51) $   (0.31) $   (1.04) $   (0.53) $    0.02
                                                                ---------  ---------  ---------  ---------  ---------
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Pro Forma:
Computation of shares outstanding:
Shares used in historical per share calculations..............                            2,527      2,469      5,055
  Conversion of preferred stock not included in shares relates
    to SAB No. 55, 64 and 83..................................                            2,131      2,131     --
                                                                ---------  ---------  ---------  ---------  ---------
Shares used in pro forma net income (loss) per
  share.......................................................                            4,658      4,600      5,055
                                                                                      ---------  ---------  ---------
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Pro forma net income (loss) per share.........................                        $   (0.56) $   (0.29) $    0.02
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